Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FOURTH QUARTER AND
FULL-YEAR RESULTS FOR THE PERIOD ENDED DECEMBER 31, 2014

- New Management Team Focused on Improving Operations and Thoughtful Execution of Growth and Financial Strategies

- New Hotel at Silver Slipper Casino Expected to Open in Late-April 2015

 - Company Has Begun Process to Refinance Its First and Second Lien Credit Facilities

Las Vegas, March 17, 2015 – Full House Resorts (NASDAQ: FLL) today announced results for the fourth quarter and year ended December 31, 2014.

For the fourth quarter of 2014, net revenues declined to $26.7 million from $31.5 million in the prior-year period, primarily reflecting increased competition from new casino openings near Rising Star and the September 2014 expiration of a casino management contract in New Mexico. Adjusted EBITDA(a) declined to $266,000 from $1.6 million in the fourth quarter of 2013. Approximately $550,000 of the Adjusted EBITDA decline was due to the expiration of the New Mexico management contract. Also, note that Adjusted EBITDA in the 2014 fourth quarter, while presented before items such as share-based compensation expense and recent board and executive transition costs, is net of a $602,000 write-off of items previously capitalized for the Company’s withdrawn registration statement filing. The write-off resulted from the Company’s withdrawal of an intended stock offering in the second quarter of 2014.

Net loss for the fourth quarter of 2014 was $10.5 million, or $0.56 per common share, compared to a net loss of $2.3 million, or $0.13 per common share, in the prior-year period. Net loss for the 2014 fourth quarter includes, before tax effects, expenses for the proposed stock offering mentioned above, $2.7 million of board and executive transition costs (principally severance costs and legal fees), and a $366,000 loss on disposal of assets.

For the full-year period, net revenues declined to $121.4 million in 2014 from $144.7 million in 2013. Adjusted EBITDA declined to $10.5 million in 2014 from $17.1 million in 2013.  The Company’s net loss for the year was $20.8 million, or $1.10 per common share, compared to a net loss of $4.0 million, or $0.21 per common share, in 2013. Amongst other items, the net loss in 2014 includes, before tax effects, an $11.5 million impairment charge at Rising Star; a $1.7 million settlement loss related to the Company’s unconsummated purchase of the Fitzgerald’s Casino in Tunica, Mississippi; $602,000 of costs related to the withdrawn stock offering; and the aforementioned $2.7 million of costs related to board and management changes. The net loss in 2013 included a $4.0 million goodwill impairment charge at Stockman’s Casino.

“While the fourth quarter was a transition quarter for our Company and 2014 was a tough year, we are excited for our future prospects,” said Daniel R. Lee, Chief Executive Officer of Full House Resorts. “So far in 2015, we have already seen significant improvements in operating results at the Silver Slipper and in Northern Nevada. Some of those improvements relate to positive marketing changes we have made and others relate to better weather conditions compared to last year. While Rising Star is still under competitive pressure from new casinos in Ohio, its declines in revenue are less than they were through most of 2014. We lapped the opening of two new competitors for Rising Star during 2014, and will anniversary all potential Ohio casino openings under current law by the end of the third quarter of 2015.

“In a few weeks,” continued Mr. Lee, “we will open the first 120 hotel rooms at our Silver Slipper Casino in Mississippi. The redesigned top floor of the hotel will now consist solely of luxury suites, providing a new amenity to retain our best guests and attract new customers from nearby markets. We believe that our new hotel will provide meaningful growth upon its opening and beyond.

“We also see significant opportunities for improvement elsewhere in the Company,” concluded Mr. Lee. “We are early in the process of analyzing enhancements to both our operations and the guest experiences that we provide. We have identified opportunities to save money and be more effective at the corporate level. We’ve also begun the process to refinance our debt, given its upcoming maturity in 2016. We are extremely focused on creating lasting shareholder value, both through improving current operations and executing on thoughtful growth and financial strategies.”

Fourth Quarter 2014 Highlights and Subsequent Events

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In February 2015, the Company filed its federal income tax return for the 2014 tax year. Our return resulted in a tax loss during 2014, which we elected to carry back to taxable income earned during 2012 in accordance with IRS rules. This carryback resulted in an income tax receivable of $3.1 million as of December 31, 2014, which the Company expects to receive during 2015.

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The Company recently began preliminary discussions to refinance its first and second lien credit facilities, in part to extend debt maturities beyond their current maturity dates in June 2016 and April 2017, respectively.

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Net revenues at the Silver Slipper property decreased 3.8% in the fourth quarter of 2014 to $11.1 million from $11.6 million in the prior-year quarter. Adjusted EBITDA also declined to $1.5 million in the 2014 fourth quarter from $1.7 million in the 2013 period.

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Construction work continues on the hotel tower at Silver Slipper Casino. In December 2014, prior to the completion of interior work, we improved the design of the hotel’s top floor to provide suites for high-end guests of our property. In total, the hotel will feature 129 rooms, including these nine luxury suites. The prior design had 142 guest rooms, some of which were a couple of feet wider than the standard rooms and two of which were combined with an adjacent room, but no real suites that could be used for VIP casino customers. The total budget for the construction project, including capitalized interest, is approximately $20 million, of which $9.3 million was invested as of December 31, 2014. We expect to open a majority of the hotel in late-April, followed shortly thereafter by the remaining rooms and suites.

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At Rising Star, net revenues declined to $10.9 million in the 2014 fourth quarter from $14.7 million in the 2013 period. Adjusted EBITDA loss of $322,000 in the fourth quarter of 2014 compares to an Adjusted EBITDA loss of $155,000 in the 2013 fourth quarter. The property was adversely affected by new competition from casinos in Ohio, including new racinos that opened in May and August 2014 in Cincinnati and Dayton, Ohio, respectively.

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The Northern Nevada segment, which consists of Grand Lodge Casino and Stockman’s Casino, saw increases to both revenues and Adjusted EBITDA in the fourth quarter of 2014. Revenues rose to $4.7 million from $4.6 million in the 2013 period. Adjusted EBITDA increased 29.2% to $619,000 from $479,000 in the 2013 fourth quarter.

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Inclusive of a $602,000 write-off related to the Company’s cancelled 2014 stock offering, corporate expense increased to $1.5 million in the 2014 fourth quarter from $1.0 million in the prior-year period. Adjusting for the withdrawn stock offering costs, corporate expense improved by 6.9% from the 2013 fourth quarter due to a leaner corporate structure and the executive changes mentioned below.

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The Company recently made several changes to its management team and board of directors. In November 2014, Daniel R. Lee joined the Company as its Chief Executive Officer and as a member of its board of directors. Mr. Lee was previously the Chairman and Chief Executive Officer of Pinnacle Entertainment, a large regional casino company. In that role, he oversaw successful properties in each of the principal markets where Full House operates. During the 1990s, he was the Chief Financial Officer and Senior Vice President of Finance and Development of Mirage Resorts. In various roles, he has participated in the development of numerous major casinos throughout his career, all of which have been successful. These include L’Auberge and the recently-opened Golden Nugget in Lake Charles, Louisiana; River City and Lumiere Place in St. Louis, Missouri; Bellagio, Treasure Island and Monte Carlo in Las Vegas, Nevada; and The Borgata in Atlantic City, New Jersey.

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In connection with Mr. Lee’s hiring, Andre Hilliou and Mark Miller both resigned from the Company in November 2014. Mr. Hilliou had been the Company’s Chief Executive Officer, Mr. Miller was its Chief Operating Officer, and both individuals were on its board of directors. These management and board changes were related to a settlement agreement reached with a shareholder group to withdraw its proxy solicitation statement to nominate members to the board. Other items from the agreement include an increase in the size of the Company’s board of directors from five to its current size of eight members and reimbursement of up to $215,000 of the shareholder group’s proxy solicitation costs. The Company incurred approximately $518,000 for its own legal and advisory costs related to that proxy solicitation.  Total board and management transition costs in the fourth quarter of 2014 were $2.7 million, including $1.5 million of severance, benefits, and related payments to Messrs. Hilliou and Miller and $280,000 of non-cash share compensation expense related to the accelerated vesting of previous stock grants.

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In late January 2015, Lewis Fanger joined the Company as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Fanger replaced Deborah Pierce, who resigned from the Company in December 2014. Mr. Fanger joined the Company from Wynn Resorts, where he oversaw the investor relations functions for the company’s two publicly-traded stocks and assisted with its development efforts. Mr. Fanger also served in various roles at Pinnacle Entertainment, including Vice President of Finance, where he oversaw the treasury and investor relations functions of the company.

Other Items

The impairment charges recorded in 2014 and 2013 resulted in a significant amount of deferred tax assets. In assessing our ability to realize our deferred tax assets, we consider whether it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. We assessed the realizability of deferred tax assets and have concluded that it is “more likely than not” that we will not be able to recognize certain deferred tax assets. Our assessment evaluated this, plus all other positive and negative evidence, in determining the need for a valuation allowance. As a result, a valuation allowance of $7.0 million was recorded against federal and certain state deferred tax assets in the fourth quarter of 2014, resulting in a low tax benefit for the full year relative to the company’s pretax loss. The valuation reserve against deferred tax assets has no effect on the actual taxes paid or owed by the Company.

Liquidity and Capital Resources

As of December 31, 2014, the Company had $15.6 million in cash and $60.6 million in outstanding first and second lien debt on its balance sheet. Subject to continued maintenance of covenants, $3.0 million remains available under the Company’s $5.0 million revolving credit facility, and $8.9 million is available for draw until May 31, 2015 under a $10.0 million construction term loan for the Silver Slipper hotel. As of December 31, 2014, the Company’s other debt is principally $6.9 million that remains outstanding on the capital lease related to the hotel tower that opened at Rising Star in late 2013.

As mentioned above, the Company also has a $3.1 million income tax receivable related to its 2014 federal tax filing. We expect to receive this tax refund during 2015.

Conference Call Information

The Company will host a conference call for investors today, March 17, 2015, at 11:00 a.m. PT (2:00 p.m. ET) to discuss its 2014 fourth quarter and full-year results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 428-9473 or, for international callers, (719) 325-2495.

A replay of the conference call will be available shortly after the conclusion of the call through March 24, 2015. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (877) 870-5176 or, for international callers, (858) 384-5517 and using the passcode 8385856.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including, without limitation, our dependence on existing management, regulatory approvals (including the ability to maintain gaming licenses in Indiana, Nevada and Mississippi), financing sources and terms, expected timing for receipt of tax receivables, the ability to refinance indebtedness, competition, uncertainties over the development and success of our expansion projects (including the hotel tower currently under construction at Silver Slipper), acceptance of our new hotel product, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financials

(a) We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset disposals, board and executive transition costs, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. Although Adjusted EBITDA and Adjusted Property EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA and Adjusted Property EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Full House Resorts, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Revenues
Casino	$24,430	$28,376	$109,566	$131,581
Food and Beverage	4,476	4,958	20,083	22,700
Hotel	1,173	1,092	5,002	4,219
Management Fees	-	555	1,066	1,678
Other Operations	797	1,002	3,535	4,182
Gross Revenues	30,876	35,983	139,252	164,360
Less: Promotional Allowances	(4,131)	(4,528)	(17,831)	(19,633)
Net Revenues	26,745	31,455	121,421	144,727

Operating Costs & Expenses
Casino	13,104	15,363	56,867	67,779
Food and Beverage	1,823	1,806	8,315	7,847
Hotel	177	199	713	656
Other Operations	286	369	1,283	1,583
Project Development and Acquisition Costs	(112)	6	296	67
Board and Executive Transition Costs	2,741	-	2,741	-
Selling, General and Administrative	11,118	12,183	43,942	50,447
Depreciation and Amortization	2,019	2,482	9,183	9,388
Loss on Disposal of Assets, Net	366	-	372	24
Impairment Charges	-	-	11,547	4,000
	31,522	32,408	135,259	141,791

Operating Income (Loss)	(4,777)	(953)	(13,838)	2,936

Other Expense
Interest Expense, Net	(1,571)	(1,653)	(6,272)	(7,268)
Settlement Loss	-	-	(1,700)	-
Other Expense, Net	41	(9)	(23)	9
	(1,530)	(1,662)	(7,995)	(7,259)

Loss Before Income Taxes	(6,307)	(2,615)	(21,833)	(4,323)
Income Tax (Expense) Benefit	(4,198)	270	988	361
Net Loss	($10,505)	($2,345)	($20,845)	($3,962)

Loss Per Share:
Basic	($0.56)	($0.13)	($1.10)	($0.21)
Diluted	($0.56)	($0.13)	($1.10)	($0.21)

Weighted Average Common Shares Outstanding:
Basic	18,877	18,751	18,874	18,740
Diluted	18,877	18,751	18,874	18,740

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Net Revenues
Silver Slipper	$11,144	$11,585	$48,023	$51,629
Rising Star	10,922	14,734	51,110	69,147
Northern Nevada	4,679	4,581	21,222	22,273
Corporate & Other	-	555	1,066	1,678
Total Net Revenues	26,745	31,455	121,421	144,727

Adjusted EBITDA (a)
Silver Slipper	1,505	1,701	7,501	9,555
Rising Star	(322)	(155)	2,174	5,425
Northern Nevada Casinos	619	479	4,466	5,082
Management Fees	-	550	1,066	1,678
Corporate	(1,536)	(1,003)	(4,658)	(4,682)
Total Adjusted EBITDA (a)	266	1,572	10,549	17,058

Depreciation and Amortization	(2,019)	(2,482)	(9,183)	(9,388)
Impairment Charges	-	-	(11,547)	(4,000)
Loss on Disposal of Assets, Net	(366)	-	(372)	(24)
Board and Executive Transition Costs	(2,741)	-	(2,741)	-
Project Development and Acquisition Costs	112	(6)	(296)	(67)
Stock Compensation	(29)	(37)	(248)	(643)
Operating Income (Loss)	(4,777)	(953)	(13,838)	2,936

Interest Expense, Net of Capitalized Interest	(1,571)	(1,653)	(6,272)	(7,268)
Settlement Loss and Other	41	(9)	(1,723)	9
Income Tax (Expense) Benefit	(4,198)	270	988	361
Net Loss	($10,505)	($2,345)	($20,845)	($3,962)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Rising Star Casino Resort in Rising Sun, Indiana has 35,000 square feet of gaming space with 921 slot and video poker machines and 28 table games. The property includes 294 hotel rooms, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose theater for concerts and performance events as well as meetings and conventions. The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with 938 slot and video poker machines, 29 table games, and the only live keno game on the Gulf Coast. The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with 265 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Grand Lodge has 18,900 square feet of casino space featuring 254 slot machines, 20 table games and a poker room. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com